Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Hitek Global Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, US$0.0001 par value per share	(1)	Other	2,110,736	$1.4750	$3,113,335.60	0.0001531	$476.66

Total Offering Amounts:							$3,113,335.60		476.66
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$476.66

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Offering Note(s)

(1)	Consists of 2,110,736 of our Class A Ordinary Shares available for issuance under the Hitek Global Inc. 2025 Equity Incentive Plan. In the event of a stock split, stock dividend or other similar transaction involving the registrant’s ordinary shares, in order to prevent dilution, the number of ordinary shares registered hereby shall be automatically increased to cover the additional ordinary shares in accordance with Rule 416(a) under the Securities Act.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, as amended, based on the average of the high and low reported trading prices of the Registrant’s Class A Ordinary Shares as reported on the Nasdaq Capital Market on August 1, 2025, such date being within five business days of the date that this Registration Statement was filed with the SEC. The Proposed Maximum Offering Price Per Unit, Maximum Aggregate Offering Price and Amount of Registration Fee is rounded up to the nearest penny.